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                                                                      EXHIBIT 21

IMAX CORPORATION
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Significant and other major subsidiary companies of the Registrant at December
31, 1998 were:

Name of Subsidiary                          Jurisdiction of      Percentage held by
-----------------------------------------  ------------------  ----------------------
                                              Organization           Registrant
                                           ------------------  ----------------------
Imax Ltd.                                  Ontario                               100%
David Keighley Productions 70MM Inc.       Delaware                              100%
Sonics Associates, Inc.                    Alabama                                51%
    Oxmoor Corporation                     Alabama                                49%
Ridefilm Corporation                       Delaware                              100%
1236627 Ontario Inc.                       Ontario                               100%
Imax Japan Inc.                            Japan                                 100%
Imax Entertainment Pte.Ltd.                Singapore                             100%
Imax (Netherlands) B.V.                    Netherlands                           100%
Imax U.S.A. Inc.                           Delaware                              100%
Nyack Theatre U.S.                         Delaware                              100%
Arizona Big Frame Theatres, L.L.C.         Delaware                               50%
Starboard Theaters Ltd.                    Canada                                100%
Forum Ride Associates                      Nevada                                 50%
Big Frame Theatre Ltd. Partnership         Arizona                                50%